Master Representative & Consulting Agreement

This Master Representative and Consulting Agreement ("Agreement") is entered into as of the 23rd Day of May, 2013 (hereinafter "Agreement Date") between KMH Associates. Inc. a New York Corporation, with its principal place of business at BOX 1195, Smithtown, NY 11787-0959 (the "Master Rep") and Nyxio Technologies Corp, an Oregon Company with its principal place of business at 2156 Northeast Broadway, Portland, OR 97232 (the "Vendor").

General

Whereas the Master Rep is engaged in the business of providing operational, promotional, marketing, and selling services for various businesses; and sales and marketing management consulting services.

Whereas the Vendor desires to retain the Master Rep to obtain and manage individuals and business entities to manage, promote, market and sell the Vendor's products/services in the United States.

In consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:

Agreement

1.                   Right to Solicit. The Vendor grants to the Master Rep the right to solicit individuals and other business entities (hereinafter referred to as the "Sub Rep") to provide the Vendor with certain logistical support, promotional, selling services for the Vendor's products/services, and manage said entities in the United States. Individual Sub- Territories are defined as the designated geography serviced by the Sub Rep. Territory is defined as the Continental United States.

2.                   Trademarks and Trade Names. Vendor reserves all rights to the trade names and trademarks and to any other commercial symbols that it may adopt or use from time- to-time.

3.                   Independent Contractor. The Master Rep is not an employee of the Vendor for any purpose whatsoever, but is an independent contractor. The Vendor is interested only in the results obtained by the Master Rep, who shall have sole control of the manner and means of performing under this Agreement provided said performance is conducted in an ethical and legal manner. The Vendor shall not have the right to require the Master Rep to do anything that would jeopardize the relationship of independent contractor between the Vendor and the Master Rep. All expenses and disbursements incurred by the Master Rep in connection with this Agreement shall be born wholly and completely by the Master Rep. The Vendor may from time to time choose to reimburse the Master Rep for specific expenses when appropriate and Agreed by both parties. The Master Rep does not have, nor shall the Master Rep present itself as having any right, power or authority to create any contract or obligation, either express or implied, on behalf of, or binding upon the Vendor, unless the Master Rep receives prior written consent from the Vendor. The Master Rep shall have the right to appoint, and shall be solely responsible for the Master Rep's own solicitation force, employees, agents and representatives, who shall be at the Master Rep's own risk, expense and supervision and who shall not have any claim against the Vendor for compensation or reimbursement except as specified in Paragraph 4; Commission. The Master Rep may represent other products/services that do not compete directly or indirectly with products/services covered by this Agreement and may exercise the Master Rep's own discretion in obtaining promotional, selling and marketing services, hiring personnel and otherwise complying with the terms of this Agreement.

4.                   Commission

4.1 The Vendor shall pay the Master Rep a commission pursuant to Exhibit A. Vendor further agrees that in the event the Vendor fails to pay commissions within 60 days of the date(s) due, pursuant to the terms in Exhibit A, the Sub Rep companies will have the right to pursue .their portion of the commission(s) due as though they had a direct fiduciary relationship with the vendor under the appropriate and applicable terms herein.

4.2 Consulting Fees - (if any) are payable as specified in Exhibit A Paragraph 3.

5.                   Best Efforts. The Master Rep shall use its best efforts to provide certain logistical support, promotional, selling and marketing services for the Vendor and to solicit Subs to perform such services for the Vendor.

6.                   Term and Termination.

6.1 The term of this Agreement shall be two years from the date first written above, unless terminated by mutual agreement as specified below.

6.2 This Agreement, after nine months from the above Agreement Date, may be terminated in any Sub-Territory* , for any reason, on sixty days written notice, and such termination will become effective thirty days thereafter. (Total of 90 days.) Termination of a Sub Rep in any Sub Territory shall not sever said Sub-Territory* from this Agreement. After not less than twelve months, Vendor may terminate this Agreement in total. Said termination of this Agreement in total shall become effective ninety days from receipt of written notice as stipulated herein. This Agreement will renew automatically two years from the effective date of this Agreement first written above unless terminated by either party as stipulated herein.

6.3 In the event of termination under Paragraph 6.1 or Paragraph 6.2 above, the Master Rep shall be entitled to commissions for orders shipped by the Vendor within a period sixty days from the effective termination date for all orders accepted up to the termination effective date.

6.4 In the event that prior to the effective termination or expiration date, the Vendor has accepted a purchase order, contract or other device used by a customer to purchase, guarantee a purchase or secure terms and conditions for future purchases or release(s) of product, for shipment to the customer or designee, said purchase order, contract or other device, and the conditions and amounts, etc. contained herein pertaining to commissions and the payment of said commissions to Master Rep, shall survive the termination or expiration of this Master Representative & Consulting Agreement.

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Notes: * Defined as either the Sub Rep's Geographic or specified accounts

6.5 All commission due under Para 6.1, Para 6.2, Para 6.3 and Para 6.4 will be paid pursuant to Exhibit A.

7.                   Proprietary Information. The customers, business, products/services, technology, business connections, customer lists, procedures, operations, techniques and other aspects of the business of the Master Representative and Vendor are established at great expense and protected as confidential information and trade secrets and provide the other with a substantial competitive advantage of selling its products/services. The parties shall have access to, and be entrusted with, trade secrets, confidential information and proprietary information, and the parties would suffer great loss and injury if the either party would disclose this information or use it to compete or bypass the other. Consequently, the parties agree that during its relationship with the other, and from then on, for a period of three (3) years, it will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, or in any other capacity, use or disclose, or cause to be used or disclosed, any trade secret, confidential information or proprietary information acquired by either party during its relationship with the other.

8.                   Indemnification. Master Rep shall indemnify and hold Vendor harmless for any claims, actions, losses, damages and awards due to Product misrepresentations by Master Rep that exceed the Product warranties that Vendor has stated in writing or which were not expressly authorized by Vendor. Vendor shall indemnify and hold Master Rep harmless from and against any and all third party claims, damages and costs incurred by Master Rep arising exclusively upon the claim of the infringement of any U.S. patents, copyrights or trademarks in the manufacture or the marketing of Vendor's products/services notifies Vendor of the claim of infringement or legal proceeding, Vendor may, at its expense and option, either procure the right to continue using any part of Vendor's product, replace same with non-infringing Vendor product, or modify such Vendor's product such that it is non- infringing. The Master Rep shall notify Vendor in writing, within ten (10) days of receipt of any complaints or claims brought or threatened against Master Rep with respect to Vendor's proprietary rights.

9.                   General Provisions

9.1 Assignment. Except as set forth in this section, neither this Agreement nor any rights under this Agreement, in whole or in part, shall be assignable or otherwise transferable by either party without the express written consent of the other party. Any attempt by either party to assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party shall be null and void and may be cause for termination of this Agreement, in accordance with and subject to the terms and conditions set forth in Section 6 above. Subject to the above, this Agreement shall be binding upon and take effect for the benefit of the successors and assigns of the parties to this Agreement.

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9.2 Waiver, Amendment, Modification. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver shall be effective only with respect to the specific obligation described in that waiver.

9.3 Force Majeure. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This Article shall not be applicable to any payment obligations of either party.

9.4 Cumulative Rights. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth in this section and allowed under applicable law.

9.5 Governing Law. This Agreement shall be governed by the laws of the State of Oregon, United States of America.

9.6 Entire Agreement. The parties acknowledge that this Agreement expresses their entire understanding and Agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior Agreements or contracts, whether written or oral, entered into between Vendor and Master Rep with respect to the matters expressly set forth in this Agreement.

9.7 Counterparts. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which shall constitute one and the same instrument.

9.8 Attorney Fees. If either party is required to retain the services of any attorney, or other resource, to enforce or otherwise litigate or defend any matter or claim arising out of or in connection with this Agreement, then the prevailing party shall be entitled to recover from the other party, in addition to any other relief awarded or granted, its reasonable costs and expenses, including attorneys' fees, incurred in the proceeding.

9.9 Severability. If any provision of this Agreement is found invalid or unenforceable under judicial decree or decision, the remainder shall remain valid and enforceable according to its terms. Without limiting the previous, it is expressly understood and agreed that each and every provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages is intended by the parties to be severable and independent of any other provision and to be enforced as such. Further, it is expressly understood and agreed that if any remedy under this Agreement is determined to have failed of its essential purpose; all other limitations of liability and exclusion of damages set forth in this section shall remain in full force and effect.

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9.10 Miscellaneous. The parties acknowledge and agree that the extent of damage to the Master Rep in the event of breach by the Vendor of any of the covenants contained in this Agreement will be difficult or impossible to ascertain and that there will be no adequate remedy of law available to the Master Rep in the event of such breach. Consequently, the Vendor agrees that, in the event of such breach, the Master Rep, in addition to receiving damages for the breach, shall be entitled to enforce any and all of the covenants contained in this Agreement by injunctive or other equitable relief.

9.11 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be delivered by commercial courier or mailed certified return receipt requested to the respective parties at the addresses set forth above or at such other address as such party shall specify to the other party in writing. Any notice required or permitted to be given by the provisions of this Agreement shall be conclusively deemed to have been received on the day it is delivered to that party by U.S. Mail with Acknowledgment of Receipt or by any commercial courier providing equivalent acknowledgment of receipt.

9.12 Captions and Headings. Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing it.

We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

KMH Associates, Inc.	Nyxio Technologies Corporation
/s/ Howard Blumberg	/s/ Giorgio Johnson
By: Howard Blumberg Name	By: Giorgio Johnson Name
Title: President	Title: President and CEO

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 Exhibit A

Master Representative Compensation

1.                   The Master Rep's compensation for sales made under this Agreement shall be as follows: The Master Rep shall be entitled to a total commission for each individual sale of the products/services arranged through the Master Rep or his Sub Reps of not less than 5%, unless agreed in writing otherwise for the particular sale and prior to said sale, of the net invoice of each sale.

1.1 For orders accepted by Vendor, the Master Rep shall be paid commission pro rata for the portion of each partial or total shipment(s) made to said customer on said sale equal to the applicable commission percentage provided above, times the net invoice price of the Products/services being shipped, which said commission payment(s) shall be due and payable to the Master Rep by the 20th day of the next calendar month following receipt by Vendor of customer's payment for any such partial or total shipment(s) made to the customer, up to the maximum total commission for each individual sale provided above, less any deductions for returns or allowances.

1.2 The term "net invoice price" shall mean the total invoice price at which the sale is invoiced to the customer, excluding all shipping and mailing costs, taxes, duties, insurance, any allowances or discounts granted to the customer and all charges for installation or instruction., including but not limited to Market Development Funds, co-op or SPA allowances.

2.                   There shall be deducted from any sums due the Master Rep:

2.1 An amount equal to commissions previously paid or credited to the Master Rep on sales where all or substantially all of the consideration relating to that has since been returned to the customer or in the event only a portion of such consideration has since been returned to the customer or allowances have been credited to the customer by the Vendor, the pro rata amount of previously paid or credited commissions on such returns or allowances.

2.2 A pro rata amount of commissions previously paid or credited to the Master Rep on sales where less than the total purchase price of the Products/services is ultimately paid by the customer, whether by reason of the customers bankruptcy, insolvency or for any other reason whatsoever, in the Vendor's judgment, renders the account uncollectible in whole or in part, in which event, if any sums are later realized upon the uncollectible account, the Vendor will pay the Master Rep the percentage of commission applicable to the amount of the actual collection.

3.                   Fees: Fees shall be comprised of a monthly retainer at a rate of $36,000.00 per annum, payable monthly for an initial period of 6-months, with the option to renew for additional 6 month increments, for the duration of this Agreement, at Vendor's discretion. Vendor's option to renew shall be made known to the Master Rep no less than fifteen (15) days prior to the expiration of each aforementioned increment. The monthly fee payment of $3,000 USD shall be due and payable in advance on the first business day of each month. In lieu of U.S. Dollars, the Vendor may pay the Master Rep unrestricted shares of Vendor's stock (currently traded OTC Market) whose value shall be taken at the end of trading OTC Market trading day (5 PM Eastern time) on the first business day of each calendar month. Details of stock issue to be attached to this Agreement prior to execution of this Agreement.

4.                   Expenses: Vendor shall, in its discretion, offer expense reimbursement for preapproved travel expenses for the purpose of selling the Vendor's products. Expense reimbursement shall be paid upon the submission of an expense report for said purpose, by Vendor's check or wire transfer.

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